Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-183927) and Form S-3D (No. 333-161664) of Winthrop Realty Trust and subsidiaries of our report dated March 11, 2013, relating to the financial statements of Sealy Newmarket General Partnership which appears in this Form 10-K.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

March 11, 2013